                                                                    EXHIBIT 20.1

Contact:  Raj Rajaji                           Susan Seiter
          Sr. Vice President and        Director, Investor Relations
          Chief Financial Officer            (972) 341-4904
          (972) 341-4942

                     BANCTEC REPORTS FIRST QUARTER RESULTS

     DALLAS, TEXAS - April 21, 1998 -- BancTec, Inc. (NYSE:BTC) today reported that 1998 first quarter earnings totaled $10.1 million, or $.46 per share (diluted), approximately equal to $10.0 million, or $.46 per share (diluted), in the same quarter of last year. Revenues for the 1998 first quarter were $142.4 million, compared with $142.4 million for the same period of last year.

     In March, BancTec disclosed that first quarter results would be approximately equal to last year's first quarter, but below the company's earlier expectations due to lower-than-anticipated revenues in its domestic systems integration business.

     "While our pipeline for new systems remains quite active, U.S. customers have been slow to commit to new strategic projects,"commented Grahame N. Clark, Jr., chairman and chief executive officer. "Based on domestic orders booked through the second week of April, we believe this trend will continue to limit our rate of growth for the second quarter and full year."

     "Slower orders in the U.S. continue to be balanced in part by success in international markets and by our rapidly growing network services business," Clark continued. "This business mix should enable us to show modest revenue and earnings growth for the second half of the year."

     As part of its ongoing stock repurchase program, BancTec bought 369,400 shares of common stock during the first quarter, and an additional 190,600 shares through April 17. The company has repurchased 760,000 shares in total under the 2,000,000 million share program initiated in November, 1997.

                                   - more -

BancTec Reports First Quarter Results

     The company also said that it has completed preliminary work on a proposed long-term debt financing of up to $150 million to be completed in the second quarter. The financing will replace the company's short-term debt with long-term debt at today's favorable interest rates.

     BancTec is a diversified systems integration and services company specializing in automated applications solutions for the banking, financial services, insurance, healthcare, government, utility, telecommunications, and retail industries. The company is also a leading provider of document workflow and imaging products, as well as network support services for local area networks and personal computers. In addition, BancTec manufactures document processing equipment for OEM customers. In its 25th year, BancTec employs 4,000 people worldwide and is headquartered in Dallas, Texas.

CERTAIN STATEMENTS IN THIS NEWS RELEASE, INCLUDING STATEMENTS CONCERNING REVENUE AND EARNINGS GROWTH, ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND ACTUAL RESULTS MAY DIFFER MATERIALLY. THE STATEMENTS INVOLVE RISKS RELATIVE TO MARKET DEMAND AND ACCEPTANCE, CHANGING ECONOMIC CONDITIONS, COMPETITION, RAPIDLY-CHANGING TECHNOLOGY AND OTHER RISKS DETAILED IN THE COMPANY'S SEC FILINGS. THESE FILINGS CAN BE OBTAINED BY CONTACTING INVESTOR RELATIONS.

                                     -end-

                              (figures attached)

BancTec is a registered trademark of BancTec, Inc. All brand or product names are trademarks or registered trademarks of their respective holders.

                                 BANCTEC, INC.
                            STATEMENT OF OPERATIONS
                            -----------------------
                     (In thousands, except per share data)


                                                  Three Months Ended
                                              -------------------------
                                              3/31/98           3/31/97
                                              --------          --------
REVENUE                                              (Unaudited)
  Equipment and software                       $71,471           $77,448
  Maintenance and other services                70,911            64,905
                                              --------          --------
                                               142,382           142,353
                                              --------          --------

COST OF SALES
  Equipment and software                        47,415            52,263
  Maintenance and other services                52,484            46,903
                                              --------          --------
                                                99,899            99,166
                                              --------          --------

GROSS PROFIT                                    42,483            43,187
                                              --------          --------

OPERATING EXPENSES
  Product development                            4,114             5,411
  Selling, general & administrative             20,290            18,666
  Goodwill amortization                          1,354             1,344
                                              --------          --------
                                                25,758            25,421
                                              --------          --------

INCOME FROM OPERATIONS                          16,725            17,766

OTHER INCOME (EXPENSE)
  Interest income                                  173               175
  Interest expense                              (1,727)           (1,753)
  Sundry-net                                       549              (521)
                                              --------          --------
                                                (1,005)           (2,099)
                                              --------          --------

INCOME BEFORE INCOME TAXES                      15,720            15,667

INCOME TAX PROVISION                             5,659             5,640
                                              --------          --------

NET INCOME                                     $10,061           $10,027
                                              ========          ========

Earnings Per Share
Basic                                            $0.47             $0.48
Diluted                                          $0.46             $0.46

Weighted Average Shares Outstanding
Basic                                           21,541            21,012
Diluted                                         21,789            22,868

                                 BANCTEC, INC.
                            STATEMENT OF OPERATIONS
                            -----------------------
                     (In thousands, except per share data)



                                              3/31/98           12/31/97
                                              --------          --------
CURRENT ASSETS                              (Unaudited)
  Cash and cash equivalents                    $14,294           $21,686
  Short-term investments                           307               308
  Accounts receivable                          154,181           156,911
  Inventories                                   85,090            86,847
  Current deferred tax asset                    17,133            17,133
  Other current assets                           9,565             7,635
                                              --------          --------
        TOTAL CURRENT ASSETS                   280,570           290,520
PROPERTY, PLANT AND EQUIPMENT-NET              120,520           111,303
GOODWILL                                        89,892            89,147
OTHER  ASSETS                                   11,770            11,069
                                              --------          --------
TOTAL ASSETS                                  $502,752          $502,039
                                              ========          ========

CURRENT LIABILITIES
  Revolving credit facilities                  $80,124           $84,139
  Current maturities of long-term
   debt                                         11,884            11,888
  Trade accounts payable                        18,696            19,793
  Other accrued expenses and
   liabilities                                  59,307            71,243
  Deferred revenue                              38,286            27,278
  Income taxes                                  15,145             9,185
                                              --------          --------
        TOTAL CURRENT LIABILITIES              223,442           223,526
LONG-TERM DEBT, less current
 maturities                                      8,871            11,854
OTHER LIABILITIES                                5,980             6,136
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Preferred stock-authorized 1,000
   shares of $.01 par value
     Series A-no shares issued
      and outstanding                             -                 -
     Series B-no shares issued
      and outstanding                             -                 -
  Common stock-authorized, 45,000,000
   shares of $.01 par value: issued
   and outstanding 21,632,000 at
   March 31, 1998 and 21,808,000
   at December 31, 1997                            216               218
  Treasury stock- 243,400 shares at
   March 31, 1998 and 200,000 at
   December 31, 1997                            (5,975)           (4,692)
  Additional paid-in capital                   216,090           221,234
  Retained earnings                             60,180            50,119
  Foreign currency translation
   adjustments                                  (4,435)           (5,129)
  Unearned compensation                         (1,617)           (1,227)
                                              --------          --------
TOTAL STOCKHOLDERS' EQUITY                     264,459           260,523
                                              --------          --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $502,752          $502,039
                                              ========          ========

NOTE TO INVESTORS:

As of December 31, 1998, BancTec will adopt FASB 131 which requires disclosure of business segment data in accordance with the "management approach." The management approach is based on the way segments are organized within the company for making operating decisions and assessing performance. In the first quarter of 1998, BancTec completed a reorganization of its business operations into three business units, Service & Manufacturing, Worldwide Systems and Plexus. TABLE 1 shows Q1 revenue by business segment as it will reported under FASB 131. TABLE 2 shows Q1 revenue in the format that the company has previously provided to investors as supplemental data. In the remaining quarters of 1998 BancTec will provide revenue data in the segments shown in TABLE 1.

TABLE 1. - SUPPLEMENTAL REVENUE BREAKDOWN (UNAUDITED) ($ IN THOUSANDS)

                           THREE MONTHS ENDED
                           ------------------

                            3/31/98    3/31/97
                           --------   --------
Service & Manufacturing    $ 77,124   $ 70,008
Worldwide Systems            66,446     73,759
Plexus                        5,160      4,324
Eliminations                 (6,348)    (5,738)
                           --------   --------

TOTAL REVENUE              $142,382   $142,353
                           ========   ========

TABLE 2. - SUPPLEMENTAL REVENUE BREAKDOWN (UNAUDITED) ($ IN THOUSANDS)

                                            Three Months Ended
                                            ------------------
                                             3/31/98   3/31/97
                                            --------  --------
Financial Transaction Processing Systems    $ 51,501  $ 57,288
OEM Technologies and Support Products         12,672    12,661
Plexus                                         7,298     7,499
                                            --------  --------
     Total Equipment and Software           $ 71,471  $ 77,448
                                            --------  --------
Equipment Maintenance                         39,939    41,413
Network Services                              30,972    23,492
                                            --------  --------
Total Maintenance and Other Services        $ 70,911  $ 64,905
                                            --------  --------

     TOTAL REVENUE                          $142,382  $142,353
                                            ========  ========